Exhibit 99.1

News Release
For Release January 17, 2007
1:00 P.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951- 2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, S.C. January 17, 2007 – Today First Community Corporation, the holding company for First Community Bank, reported net income for the year ended and fourth quarter 2006. For the year ended December 31, 2006, net income was $3.5 million compared to the $3.1 million earned during the same period in 2005 an increase of $408 thousand (13.2%). Diluted earnings per share for 2006 were $1.10 compared to $1.04 earned during 2005, which is a 5.8% growth in earnings per share. Shareholders’ equity was $63.2 million at December 31, 2006, compared to the $50.8 million in shareholders’ equity at December 31, 2005 an increase of 24.4%. Net income for the quarter was $861 thousand compared to the fourth quarter of 2005 net income of $854 thousand. Diluted earnings per share were $.26 for the fourth quarter of 2006, compared to the $.29 earnings per share in the fourth quarter of 2005. Total assets were $548.1 million at December 31, 2006, an increase of 17.2% over December 31, 2005 assets of $467.5 million. The information for the year-end and fourth quarter reflects the results of the June 2006 merger with DeKalb Bankshares, the holding company for The Bank of Camden.

Mike Crapps, president and chief executive officer commented on the Company’s performance in 2006 by saying, “As previously stated, one of our primary strategic objectives is to grow our loan portfolio leading to an increase in the loan-to-deposit ratio. We are pleased with our progress in 2006.” Total loan growth was $53.5 million (24.1%) of which organic growth accounted for $26.1 million (11.8%). This has led to an increased loan to deposit ratio of 66.32% at the end of 2006, up from 63.42% at the end of 2005. Crapps noted, “It is significant to note a corresponding decrease in the investment portfolio as a percent of total assets from 37.7% to 32.2%. We will continue to focus our efforts on this important initiative in order to improve the overall yield on earning assets.” Crapps continued, “Asset quality has always been a hallmark of our company and continues to be extremely strong. At year-end 2006, our non-performing assets were only .08% of total assets and net charge-offs were only .13% of average loans.

Core deposits (total deposits and cash managements accounts excluding certificates of deposit of $100 thousand or more) are a much valued and scarce component of any bank’s balance sheet. Crapps commented on the bank’s growth in core deposits by saying, “Our success in core deposit growth is a significant feature of the results in 2006. Core deposit growth was $44.9 million (14.4%) during the year. The organic component was $28.9 million (9.3%). We are particularly pleased with this accomplishment which demonstrates the results of our commitment to a high level of customer service, the quality of our product offerings, and our continued focus in this important area.

Growth in EPS was 5.8% with growth in core earnings (excluding gains/losses on the securities portfolio and the early extinguishment of debt) of 11.3% in 2006. Crapps commented on earnings by saying, “These results were accomplished in a particularly unfavorable interest rate environment that contributed to the compression of our net interest margin of eight basis points year over year. Core non-interest income (non-interest income excluding gains/losses on the securities portfolio and the early extinguishment of debt) was an obvious highlight of the year with an increase of $1.3 million (44.4%). We were pleased with the increase in fees on origination of residential mortgage loans and commissions on the sale of non-deposit investment products. Deposit services contributed the greatest portion of the increase and can be attributed to the introduction of a new product in late 2005.” Non-interest expense increased from $11.8 million in 2005 to $13.2 million in 2006. Crapps noted that a substantial portion of this increase was due to the acquisition of DeKalb Bankshares in June of 2006. He also noted that increase in non-interest expense from the third to the fourth quarter of 2006 was reflective of several strategic initiatives begun in the fourth quarter. Crapps commented on these initiatives by saying, “The bank has engaged a consulting firm to assist in the identification of process efficiency improvement, expense control opportunities, and non-interest income enhancements. The bank also invested in additional personnel, specifically retail bankers, in many of its offices to increase its lending capacity and to continue its focus on core deposit growth.”

The engagement of the consulting firm and the staff additions along with the move into the new administrative building in July had a significant impact on the results reported for the fourth quarter. Crapps noted, “These initiatives will continue to impact our results in the first and second quarter of 2007. On a linked quarter basis non-interest expense is expected to increase in the first quarter of 2007 by approximately 6%, followed by a smaller increase of approximately 2.5% in the second quarter. During the remainder of the year, we anticipate non-interest expense growth will moderate. We believe that we will begin to benefit from the results of these initiatives in the second half of 2007 and beyond. The company has experienced significant growth through acquisitions and internally through organic growth. The investment in our infrastructure and internal processes was necessary to insure that we can provide superior service and maximize efficiencies as we continue to pursue our vision of being the premier community bank in the markets we serve.”

In addition to releasing year-end and fourth quarter earnings, the company also announced that the board of directors had approved a cash dividend for the fourth quarter of 2006. The company declared a $.06 per share dividend, payable February 15, 2007 to shareholders of record as of January 31, 2007.

The company announced on June 30, 2006 a Share Repurchase Plan. The plan allows for the repurchase, on the open market, of up to 150,000 shares of the issued and outstanding shares of First Community Corporation common stock. Through December 31, 2006, 70,100 shares have been repurchased with a total investment of $1.3 million.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates twelve banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry (2), Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At December 31,
	2006	2005

Total Assets	$548,056	$467,455
Investment Securities	176,523	176,372
Loans	275,189	221,668
Allowance for Loan Losses	3,215	2,701
Total Deposits	414,941	349,604
Other Borrowings	64,694	63,794
Shareholders' Equity	63,208	50,768

Book Value Per Share	$19.36	$17.82
Tangible Book Value Per Share	$10.05	$8.34
Equity to Assets	11.53%	10.86%
Loan to Deposit Ratio	66.32%	63.41%
Allowance for Loan Losses/Loans	1.17%	1.22%

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Average Balances:
Average Total Assets	$537,448	$468,897	$511,824	$458,986
Average Loans	269,817	216,000	249,209	202,143
Average Earning Assets	458,579	404,085	437,896	393,870
Average Deposits	400,415	349,935	384,426	337,986
Average Other Borrowings	70,310	64,934	65,815	67,941
Average Shareholders' Equity	61,809	50,829	57,205	50,522

Asset Quality
Nonperforming Assets:
Non-accrual loans	$446	$101	$446	$101
Other real estate owned	-	419	-	419
Accruing loans past due 90 days or more	21	34	21	34

Total nonperforming assets	$467	$554	$467	$554
Net Charge-offs	$176	$123	$334	$392
Net Charge-offs to Average Loans	0.06%	0.05%	0.13%	0.19%

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Interest Income	$7,481	$5,801	$27,245	$21,344
Interest Expense	3,706	2,442	12,922	8,349

Net Interest Income	3,775	3,359	14,323	12,995
Provision for Loan Losses	139	112	528	329

Net interest income after provision	3,636	3,247	13,795	12,666

Non-Interest Income:
Deposit service charges	615	540	2,390	1,462
Mortgage origination fees	71	78	450	362
Commissions on sale non deposit products	61	73	321	230
Securities Gains (loss)	-	-	(69)	188
Gain on early extinguishment of debt	-	124	159	124
Other	299	331	1,149	931

Total non-interest income	1,046	1,146	4,400	3,297

Non-Interest Expense:
Salaries and employee benefits	1,741	1,628	6,886	6,292
Occupancy	257	240	946	807
Equipment	345	309	1,241	1,245
Marketing and public relations	80	82	329	337
Amortization of intangibles	167	149	636	595
Other	893	863	3,204	2,561

Total non-interest expense	3,483	3,271	13,242	11,837

Income Before Taxes	1,199	1,122	4,953	4,126
Income Tax Expense	338	268	1,452	1,033

Net Income	$861	$854	$3,501	$3,093

Primary Earnings Per Share	$0.26	$0.30	$1.13	$1.09
Diluted Earnings Per Share	$0.26	$0.29	$1.10	$1.04

Average shares outstanding - basic	3,260,779	2,847,310	3,096,866	2,834,404
Average shares outstanding - diluted	3,331,504	2,974,872	3,174,185	2,968,508
Return on Average Assets	0.64%	0.72%	0.68%	0.67%
Return on Average Equity	5.53%	6.67%	6.12%	6.12%
Return on Average Tangible Equity	11.04%	14.28%	12.69%	13.33%
Net Interest Margin	3.27%	3.30%	3.27%	3.30%
Net Interest Margin (Tax Equivalent)	3.35%	3.43%	3.36%	3.44%